SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549-1004

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  September 3, 1996
                                                     -------------------
                      Commission File Number 1-6392
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                PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
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         (Exact name of registrant as specified in its charter)


               NEW HAMPSHIRE                    02-018150
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


     1000 ELM STREET, MANCHESTER, NEW HAMPSHIRE          03105
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      (Address of principal executive offices)        (Zip Code)


                          (603) 669-4000
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         (Registrant's telephone number, including area code)


                          Not Applicable
                          --------------
      (Former name or former address, if changed since last report)
Item 5. Other Events

1.   Property Tax Litigation

     On September 5, 1996, a Connecticut Superior Court judge ruled that the Town of Haddam had over-assessed the Connecticut Yankee nuclear plant (CY) at three and a half times its proper assessment. The decision sets the plant's fair market value at $235 million. A consultant hired by the town had valued the plant at $840 million in 1991. Connecticut Yankee Atomic Power
Company (CYAPC), which operates CY, estimates that the town owes it approximately $12.9 million in refunds, including accrued interest, for taxes that were overpaid from July 31, 1992 through July 31, 1996. Northeast Utilities (NU) system companies (collectively, with NU, the System) own a 49 percent interest in CYAPC (34.5 percent for The Connecticut Light and Power Company (CL&P), 9.5 percent for Western Massachusetts Electric Company (WMECO) and 5.0 percent for Public Service Company of New Hampshire (PSNH)). The Superior Court's decision is subject to appeal.

     For more information regarding this proceeding, see "Item 3. Legal Proceedings" in PSNH's 1995 Form 10-K.

2.   Nuclear Matters

     Nuclear Management Reorganization

     On August 15, 1996, NU announced the appointment of Bruce Kenyon as President and Chief Executive Officer of Northeast Utilities' nuclear operations, effective September 3, 1996. Mr. Kenyon replaced Robert E. Busch, former president of NU's energy resources group, who has left NU. Since 1990, Mr. Kenyon had been president and chief operating officer of South Carolina Electric & Gas Company, operator of the V. C. Summer nuclear plant. Prior to that position, Mr. Kenyon was senior vice president of the nuclear division at Pennsylvania Power & Light Company, which operates the two Susquehanna nuclear units.

     On September 18, 1996, Mr. Kenyon unveiled a reorganization of the NU senior management that is intended to establish direct accountability for performance at each of NU's five nuclear power units. He also announced that three executives loaned from unaffiliated utility companies--all with experience at companies with excellent nuclear operations, including some which have shown marked improvement during their tenure--would lead the recovery of NU's three Millstone Station units. A recovery officer for CY will be named if the plant passes an economic viability review, which is now underway.

     Each of the outside utilities has agreed to lend the recovery officer and their respective teams for six months, which can be extended by mutual agreement. The search for executives to lead those units for the longer term has already begun. The recovery officers have full authority to take whatever action is necessary to move their units expeditiously toward restart.

     Mr. Kenyon also announced that retired Admiral David Goebel was selected to serve as Vice President for Nuclear Oversight. Mr. Goebel has more than 25 years of nuclear management experience, including service as Director of Plans and Policy of the U.S. Strategic Command and Commander of Submarine Group Two in Groton, Connecticut.




     Nuclear Operations

     NU system companies have a 100 percent ownership interest in Millstone 1 and 2 (81 percent for CL&P and 19 percent for WMECO), an approximately 68 percent interest in Millstone 3 (52.93 percent for CL&P, 12.24 percent for WMECO and 2.85 percent for PSNH) and a 49 percent interest in CYAPC (34.5 percent for CL&P, 9.5 percent for WMECO and 5.0 percent for PSNH). These units have been out of service since November 4, 1995, February 22, 1996, March 30, 1996 and July 22, 1996, respectively.

     The management reorganization of NU's nuclear organization described above may impact the actions currently being taken by NU to improve operations, regulatory compliance and safety at the Millstone units and CY. Mr. Kenyon has made it the first priority of the loaned recovery officers to reassess these actions and related scheduling issues for the Millstone units. That effort will begin in early October after these officers arrive at Millstone and begin to work full-time. New estimates and plans will be developed following this reassessment.

     In addition to events previously reported, the actions may also be impacted by the currently ongoing analysis of CY's economics, an August 14, 1996 order of the Nuclear Regulatory Commission (NRC) requiring the creation of an independent corrective action verification program for each of the Millstone units, and the NRC's ongoing and planned inspection activities at each of the units.

     Management estimates the System's combined cost of replacement power for the three Millstone units and CY to range from $25 to $33 million per month. NU, however, cannot estimate how the events discussed above may otherwise affect operation and maintenance expense and other costs associated with the outages or the timing for restart of any of the units.

     For additional information regarding nuclear performance matters, see PSNH's Forms 8-K dated January 31, 1996, March 30, 1996,, June 3, 1996, June 28, 1996, and July 22, 1996, Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and "Item 1. Business - Electric Operations - Nuclear Generation" in PSNH's 1995 Form 10-K.

3.   System Companies' Ratings

     On September 5, 1996, Moody's Investors Service Inc. placed all of the securities of NU, CL&P, WMECO, CYAPC and Niantic Bay Fuel Trust under review for possible downgrades as a result of the ongoing outages at Millstone and CY.

4.   New Hampshire Rate Matters

     Preliminary Restructuring Plan

     On September 10, 1996, pursuant to legislation enacted in May 1996, the New Hampshire Public Utilities Commission (NHPUC) issued a preliminary plan
(Plan) to restructure the state's electric industry, including PSNH.

     The legislation requires generation to be functionally separated or legally disaggregated from transmission and distribution, with the distribution and customer-related services remaining subject to regulation by the NHPUC for at least the near-term. To prevent anti-competitive activities, the Plan encourages all New Hampshire electric utilities to divest themselves of retail marketing functions and implement non-discriminatory, open access distribution tariffs. Alternatively, such companies could be encouraged to sever any corporate connection to generation and retail marketing entities (through sale or spin-off), leaving separate independent distribution companies providing service to all competitors for a uniform distribution charge.

     At a minimum, the Plan calls for utilities to unbundle their electric rates and services into generation, transmission, distribution and conservation and load management services. Furthermore, the Plan provides for an interim stranded cost charge, effective for two years following the implementation of the utility's compliance filings, which allows utilities with rates at or below the New England regional average to recover a higher
percentage of prudently incurred stranded costs.   Utilities with above
average rates would be subject to investigation to determine whether their higher rates were the result of government mandate or management discretion. Imprudent costs would be immediately written off. The NHPUC recommends divestiture of generation assets as the most accurate and straightforward way to determine their worth. Utilities are further required to undertake all practical steps to mitigate stranded costs.

     The NHPUC intends to issue its final plan by February 28, 1997 after reviewing written comments, including responses to 82 specific questions set forth in the Plan, and conducting public hearings this year. Each jurisdictional utility then would be required to file compliance plans by June 30, 1997. The NHPUC plans to implement retail choice for all customers by January 1, 1998, unless circumstances require delay, but in no event later than June 30, 1998.

     PSNH's rates are well above the regional average because of the terms of the Rate Agreement that was entered into by PSNH and the State of New Hampshire (State) dated November 22, 1989 (Rate Agreement) to resolve PSNH's bankruptcy (see below). If the Plan is adopted in substantially its current form and is upheld as valid, it would expose PSNH to a potential for substantial non-recoveries of stranded costs, which could have a substantial adverse impact on the financial position and results of operations of PSNH and NU.

     For further information on New Hampshire restructuring issues, see "Item
1. Business - Rates - New Hampshire Retail Rates - Electric Industry Restructuring in New Hampshire" in PSNH's 1995 Form 10-K and PSNH's Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     1989 Rate Agreement

     On September 17, 1996, PSNH sent a notice to the New Hampshire Attorney General informing him that the State is in breach of its obligations under the Rate Agreement and providing the State with an opportunity to cure. Specifically, the notice asserts that: (i) the Plan, as proposed, will result in violations of many provisions of the Rate Agreement by potentially denying NU and PSNH recovery of substantial assets created or recognized under the Rate Agreement; (ii) the Plan calls into question the recovery of assets included in the Rate Agreement that were approved as part of the PSNH reorganization proceedings in the United States Bankruptcy Court; and (iii) the State has breached its contractual obligation under the Rate Agreement to support NU's efforts to renegotiate six settlements with certain woodburning nonutility generators (NUGs) and to cooperate with PSNH in two related proceedings before the NHPUC.

     For further information on the Rate Agreement and the negotiations with certain NUGs, see "Item 1. Business - Rates - New Hampshire Retail Rates" in PSNH's 1995 Form 10-K and PSNH's Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
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                                          Registrant




Date  September 27, 1996         By /s/John H. Forsgren
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                                   John H. Forsgren
                                   Executive Vice President and
                                   Chief Financial Officer